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                                                                    Exhibit 99.1

{CHOLESTECH LOGO]

             CHOLESTECH ANNOUNCES FINANCIAL RESULTS FOR FISCAL 2003

HAYWARD, Calif. - April 23, 2003 -- Cholestech Corporation (Nasdaq: CTEC) today announced:

         - Record revenue of $48.5 million in fiscal 2003, up 16% over prior year, fueled in part by record fiscal fourth quarter revenue of $13.5 million, which represented a 21% increase over revenue of $11.1 million in the prior year quarter.

         - Physician office laboratory market revenue in fiscal 2003 increased 35% over fiscal 2002 and 27% over prior year quarter.

         - Net income from continuing operations, excluding a restructuring charge associated with the divestiture of the WellCheck testing services business and an income tax benefit, was $0.50 per share in fiscal 2003, including fourth quarter net income from continuing operations, excluding an income tax benefit, of $0.15 per share.

         - Reported fiscal 2003 net income of $0.35 per share included a $0.30 per share income tax benefit, a $0.41 per share net loss from discontinued operations and a restructuring charge of $0.04 per share, compared to fiscal 2002 net income of $0.40 per share, which included a $0.10 per share loss from discontinued operations.

                           RECONCILIATION OF EARNINGS
                             ($ per share, diluted)

                                                            FOURTH QUARTER             FISCAL YEAR
                                                            --------------             -----------
                                                      FISCAL 2003  FISCAL 2002  FISCAL 2003  FISCAL 2002
                                                      -----------  -----------  -----------  -----------
Net income from continuing operations, excluding
    restructuring charge and income tax benefit          $ 0.15       $ 0.15       $ 0.50       $ 0.50

Income tax benefit                                         0.30           --         0.30           --
Net loss from discontinued operations                     (0.01)       (0.04)       (0.41)       (0.10)
Restructuring charge                                         --           --        (0.04)          --
                                                         ------       ------       ------       ------
Reported                                                 $ 0.44       $ 0.11       $ 0.35       $ 0.40
                                                         ======       ======       ======       ======

Cholestech achieved revenue of $48.5 million for the fiscal year ended March 28, 2003, an increase of 16% over fiscal 2002 revenue of $41.7 million. Fourth quarter revenue of $13.5 million represented a 21% increase over revenue of $11.1 million in the prior year quarter.

Warren E. Pinckert II, president and chief executive officer, said "In fiscal 2003, we grew our installed base of Cholestech LDX(R) and Cholestech GDX(TM) Systems and increased our penetration of the domestic physician office laboratory market, which represented 51% of our revenue in fiscal 2003, up from 44% in fiscal 2002. Revenue in this market increased 35% over the prior fiscal year."

In fiscal 2003, net income from continuing operations, excluding a restructuring charge and an income tax benefit, was $0.50 per share, an amount equal to net income per share from continuing operations in fiscal 2002. The company reported net income of $4.9 million or $0.35 per share in fiscal 2003 compared to net income of $5.6 million or $0.40 per share in fiscal 2002. Net income in fiscal 2003 included a $4.2 million or $0.30 per share gain from an income tax benefit, a $5.8 million loss or $0.41 per share from discontinued operations and a restructuring charge of $591,000 or $0.04 per share associated with the divestiture of the WellCheck testing services business. The net deferred income tax benefit of $4.2 million results from the reversal of a portion of the valuation allowance previously established for the company's net operating losses. Based on the company's recent positive operating results, in the fourth quarter of fiscal 2003 the company determined that it was increasingly likely that it would be able to realize a portion of its net operating loss carryforwards in future periods thereby reducing taxes to be paid in those periods.

In the fourth quarter of fiscal 2003, Cholestech achieved net income from continuing operations, excluding an income tax benefit, of $0.15 per share, an amount equal to net income per share from continuing operations in the prior year period. In the fourth quarter of fiscal 2003, Cholestech reported net income of $6.0 million or $0.44 per share compared to net income of $1.5 million or $0.11 per share in fiscal 2002. Net income in the fourth quarter of fiscal 2003 included a $4.2 million or $0.30 share income tax benefit.

Pinckert added, "The sale of our WellCheck testing services business and the launch of our GDX System under a multi-year global distribution agreement in fiscal 2003 enabled us to successfully introduce a new product to, and focus additional resources on, our core diagnostic products business, with a particular emphasis on the physician office laboratory market. In fiscal 2004, we plan to continue to invest a portion of our savings from the WellCheck divestiture into business development, research and development and other initiatives designed to create revenue growth opportunities and leverage our worldwide product distribution capabilities, although we expect operating expenses to grow more slowly than revenue."

The company believes the NIH guidelines, which aggressively target heart disease, the #1 killer of Americans, have significantly expanded its market opportunity by defining the domestic adult population of people to be screened for high cholesterol as the 201 million Americans who are 20 years of age or older. In addition, the NIH guidelines almost triple the number of Americans who should be under a doctor's care and prescribed a cholesterol lowering drug - from about 13 to 36 million and specify the lipid profile as the preferred initial screening and ongoing monitoring test for an individual. The Cholestech LDX(R) System is waived under the Clinical Laboratory Improvement Amendments ("CLIA") by the Food and Drug Administration ("FDA") and can provide a complete lipid profile in accordance with the NIH guidelines in less than five minutes using a single drop of blood. In addition, the company's ALT test, which enables physicians to monitor the potential side effects on the liver from cholesterol lowering drugs and other medications, is the only ALT test waived under CLIA by the FDA.

The Cholestech GDX System(TM), which the company began distributing in July 2002 under a multi-year global distribution agreement, expands the company's technology platform by offering a physician's office or diabetes clinic efficient and economic diagnostic testing for A1C, which measures the long term progress of a patient's diabetes and therapy management. According to the American Diabetes Association ("ADA"), cardiovascular disease is the leading cause of mortality in people with diabetes, and type 2 diabetes is associated with a two to fourfold excess risk of coronary heart disease. In conjunction with the Cholestech LDX System, the GDX System allows Cholestech to offer its customers a full complement of products for immediate risk assessment and therapeutic monitoring of heart disease and diabetes.

INVESTOR CONFERENCE CALL

The company will conduct a conference call on fiscal 2003 year-end and fourth quarter results beginning at 7 a.m. PDT today. The call will be available to all investors by dialing (800) 245-3043 or, from international locations, (785) 832-0201. A replay of the call will be aired from approximately 9 a.m. today until 9 p.m. PDT on May 9 by dialing (877) 710-5302 or from international locations, (402) 220-1605. There is no pass code.

ABOUT CHOLESTECH

Cholestech is committed to enabling people to lead longer, healthier and more active lives. Cholestech provides easy to use, accessible diagnostic tools and information to health care practitioners in over 35 countries around the world. Cholestech offers efficient and economic diagnostic testing for cholesterol and related lipids, blood glucose and glycemic control, and liver function at the point of care. Health care providers can use the CLIA-
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waived Cholestech LDX(R) and GDX(TM) Systems to initiate and monitor the progress of patient therapy. By providing effective disease management solutions, Cholestech's goal is to be a leading provider of diagnostic tools and information for immediate risk assessment and therapeutic monitoring of heart disease and diabetes.

Cholestech LDX(R) is a registered trademark and Cholestech GDX(TM) is a trademark of Cholestech Corporation. All other trademarks mentioned in this document are the property of their respective owners. For more information about Cholestech and its products visit us on the web at www.cholestech.com.

SAFE HARBOR STATEMENT OF CHOLESTECH CORPORATION UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding: the anticipated realization of a portion of net operating loss carryforwards; planned investments into initiatives to enhance revenue growth and the expected growth opportunities and the expansion of the number of Americans being treated for high cholesterol due to the 2001 NIH guidelines. Actual results may differ materially from those in the forward-looking statements due to risks and uncertainties, including: the achievement of continued positive operating results and revenue growth; competition from other companies with similar product offerings; demand for our products, particularly in international markets; internal operating results; regulatory changes and guidelines affecting the healthcare system in the United States, and other factors.

Cholestech Contact:        Investor Contact:       Media Contact:
-------------------        -----------------       --------------
William W. Burke           Jim Byers               Christopher Katis
Chief Financial Officer    FD Morgen-Walke         FD Morgen-Walke
Cholestech Corporation     415-439-4506            415-439-4518
510-781-5065               jbyers@fdmw.com         ckatis@fdmw.com
bburke@cholestech.com

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                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (in thousands, except per share amounts, unaudited)

                                                           Thirteen weeks ended        Fifty-two weeks ended
                                                           --------------------        ---------------------
                                                         3/28/2003      3/29/2002     3/28/2003      3/29/2002
                                                         ---------      ---------     ---------      ---------
Revenue                                                  $ 13,480       $ 11,144       $ 48,541       $ 41,747
Cost of revenue                                             5,577          4,451         20,424         17,040
                                                         --------       --------       --------       --------
Gross profit                                                7,903          6,693         28,117         24,707
                                                         --------       --------       --------       --------
Operating expenses:
  Sales & marketing                                         3,209          2,527         12,325         10,115
  Research & development                                      899            667          2,958          2,564
  General & administrative                                  1,805          1,353          5,900          5,336
  Restructuring charge                                         --             --            591             --
                                                         --------       --------       --------       --------
     Total operating expenses                               5,913          4,547         21,774         18,015
                                                         --------       --------       --------       --------
Income from continuing operations                           1,990          2,146          6,343          6,692

Net interest and other income (expense)                       124            150            438            449
Provision (benefit) for income taxes, net                  (4,121)            95         (3,934)           289
                                                         --------       --------       --------       --------
Net income from continuing operations                       6,235          2,201         10,715          6,852
                                                         --------       --------       --------       --------
Loss from discontinued operations                             (27)          (668)        (1,377)        (1,302)
Loss from sale of discontinued operations                    (163)            --         (4,445)            --
                                                         --------       --------       --------       --------
Net loss from discontinued operations                        (190)          (668)        (5,822)        (1,302)
                                                         --------       --------       --------       --------
Net income                                               $  6,045       $  1,533       $  4,893       $  5,550
                                                         ========       ========       ========       ========

Net income from continuing operations per share:
  Basic                                                  $   0.46       $   0.17       $   0.79       $   0.54
  Diluted                                                $   0.45       $   0.15       $   0.76       $   0.50

Net loss from discontinued operations per share:
  Basic                                                  $  (0.02)      $  (0.05)      $  (0.43)      $  (0.10)
  Diluted                                                $  (0.01)      $  (0.04)      $  (0.41)      $  (0.10)

Net income per share:
  Basic                                                  $   0.44       $   0.12       $   0.36       $   0.44
  Diluted                                                $   0.44       $   0.11       $   0.35       $   0.40

Shares used to compute net income (loss) per share:
  Basic                                                    13,637         13,144         13,551         12,658
  Diluted                                                  13,802         14,358         14,077         13,730

NOTE: Prior period amounts have been adjusted to reflect the operations of the WellCheck segment as discontinued operations following its divestiture on December 23, 2002.